Exhibit 99.1

STONE ENERGY CORPORATION

Announces Third Quarter 2014 Results

LAFAYETTE, LA. November 3, 2014

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the third quarter of 2014. Some of the highlights include:

•	Accelerated production schedule at Cardona/Cardona South development project

•	Executed attractive multi-year rig contract for deep water drilling program

•	Drilled Utica well; production test in fourth quarter

•	Closed sale of non-core conventional shelf assets

•	Production results slightly above upper guidance

Chairman, President and Chief Executive Officer David Welch stated, “In the third quarter of 2014, we continued to make progress in our development efforts as well as move forward on our exploration projects. In the Gulf of Mexico, we expect to have the deep water Cardona development project on production by December 2014, which would boost our production exit rate for the year. We are participating in the Madison deep water exploration well which is currently drilling, and will participate in the Vernaccia deep water exploration prospect which is scheduled to spud in early 2015. In Appalachia, we have finished drilling our Utica test well and expect to flow first production within the next few weeks. Due to efficiencies, we now expect to drill over 35 wells in our Marcellus program this year. Despite our recent shelf and onshore properties sales, we expect to see a production increase in the fourth quarter of 2014 over the third quarter. Our cash position remains strong and we are excited about our outlook for 2015 and beyond.”

Financial Results

Stone earned third quarter 2014 adjusted net income of $0.7 million, or $0.01 per share, on oil and natural gas revenues of $175.0 million, before a pre-tax non-cash charge of $47.1 million related to the impairment of oil and gas properties. The non-cash impairment of oil and gas properties is primarily due to lower oil and gas prices, widening basis differentials and increased transportation, processing and gathering expenses in Appalachia which reduced the future net cash flows from proved reserves. If the net capitalized costs of proved oil and gas properties exceed the estimated discounted future net cash flows from proved reserves, an impairment occurs. After the non-cash impairment charge, the reported net loss was $29.4 million for the third quarter of 2014. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of adjusted net income, a non-GAAP financial measure, to net loss.

The third quarter 2014 loss is compared with net income of $4.4 million, or $0.08 per share, on oil and natural gas revenue of $205.0 million in the second quarter of 2014, and compared to net income of $36.1 million, or $0.72 per share, on oil and natural gas revenue of $255.8 million in the third quarter of 2013. Lower realized oil and natural gas prices and lower production due to the sale of non-core properties were the primary causes of the reduced earnings in the third quarter of 2014 compared to the second quarter of 2014.

Discretionary cash flow totaled $92.2 million during the third quarter of 2014, as compared to $117.5 million during the second quarter of 2014, and as compared to $166.1 million during the third quarter of 2013. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Net daily production during the third quarter of 2014 averaged 39.6 thousand barrels of oil equivalent (MBoe) per day (237 MMcfe per day), compared with net daily production of 44.1 MBoe (264 MMcfe) per day in the second quarter of 2014, and net daily production of 49.4 MBoe (296 MMcfe) per day in the third quarter of 2013. Production volumes in the third quarter of 2014 were impacted by the sale of non-core conventional shelf and onshore properties. Third quarter of 2014 production mix was 36% oil, 14% natural gas liquids and 50% natural gas.

On July 31, 2014, Stone completed the sale of its non-core Gulf of Mexico conventional shelf properties to Talos Energy Offshore LLC for cash consideration of approximately $178 million, after giving effect to preliminary purchase price adjustments. Talos also assumed related future undiscounted abandonment liabilities. Production volumes associated with these properties averaged approximately 48 million cubic feet of gas equivalent (MMcfe) per day (58% natural gas) in July 2014.

Prices realized during the third quarter of 2014 averaged $93.15 per barrel of oil, $42.45 per barrel of NGLs and $2.77 per Mcf of natural gas. Average realized prices for the third quarter of 2013 were $103.16 per barrel of oil, $38.77 per barrel of NGLs and $3.80 per Mcf of natural gas. Effective hedging transactions did not increase or decrease the average realized price of natural gas and decreased the average realized price of oil by $1.02 per barrel in the third quarter of 2014. Ineffective hedging on gas provided approximately $5.8 million in derivative income for the third quarter of 2014. Effective hedging transactions increased the average realized price of natural gas by $0.39 per Mcf and decreased the average realized price of oil by $4.14 per barrel in the third quarter of 2013.

Lease operating expenses during the third quarter of 2014 totaled $43.6 million ($11.97 per Boe or $2.00 per Mcfe), compared to $54.0 million ($11.88 per Boe or $1.98 per Mcfe), in the third quarter of 2013. We expect lease operating expenses to continue to decline in the fourth quarter of 2014 to reflect the sale of non-core shelf properties in the third quarter.

Transportation, processing and gathering expenses during the third quarter of 2014 totaled $16.7 million ($4.59 per Boe or $0.77 per Mcfe) compared to $13.1 million ($2.88 per Boe or $0.48 per Mcfe) in the third quarter of 2013. The increase is attributable to higher gas and NGL volumes in Appalachia which has a higher associated charge per unit.

Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2014 totaled $79.2 million ($21.77 per Boe or $3.63 per Mcfe), compared to $91.9 million ($20.23 per Boe or $3.37 per Mcfe), in the third quarter of 2013. The decrease in DD&A is attributable to increased booked reserves as a result of successful drilling efforts in Appalachia and the sale of non-core conventional shelf properties.

Salaries, general and administrative (SG&A) expenses for the third quarter of 2014 were $16.3 million ($4.48 per Boe or $0.75 per Mcfe), compared to $14.2 million ($3.12 per Boe or $0.52 per Mcfe), in the third quarter of 2013. The increase in SG&A was attributable to increased staffing and compensation adjustments.

Capital expenditures before capitalized SG&A and interest during the third quarter of 2014 were approximately $147.1 million, which includes $22.3 million of plugging and abandonment expenditures. Additionally, $7.9 million of SG&A and $10.8 million of interest were capitalized during the third quarter of 2014. This is compared to capital expenditures before capitalized SG&A and interest during the third quarter of 2013 of approximately $161.6 million, which includes $23.8 million of plugging and abandonment expenditures. Additionally, $8.5 million of SG&A and $11.9 million of interest were capitalized during the third quarter of 2013. Based on the results of our drilling programs in 2014, additional capital requirements have been identified. On September 29, 2014, Stone announced that its Board of Directors authorized a $70 million increase of the 2014 capital expenditure budget, from $825 million to $895 million.

As of September 30 and November 3, 2014, there were no outstanding borrowings under the bank credit facility and $19.2 million in letters of credit had been issued, leaving $480.8 million of availability. In October 2014, our $500 million borrowing base was reaffirmed. As of November 3, 2014, we had cash on hand of approximately $307 million inclusive of $177.6 million of restricted cash, which will become available on January 27, 2015.

Operational Update

Deep Water Drilling Program (Gulf of Mexico). On October 6, 2014, Stone Energy entered into an agreement to contract the ENSCO 8503 dynamically positioned deep water drilling rig for Stone’s multi-year deep water drilling program in the Gulf of Mexico. The primary contract term is for 30 months and is expected to commence during the second quarter of 2015 at a rate of approximately $350,000 per day. The contract permits Stone to exercise options to extend the term up to an additional 12 months. Subject to notification no later than March 31, 2015, Stone may reduce the 30 month primary term contract by up to six months.

Mississippi Canyon 29 – Cardona and Cardona South (Deep Water). Final equipment installation operations are being completed and initial production is estimated to begin on December 1, 2014. Both wells will flow to the Stone owned (100%) and operated Pompano platform. The combined gross rate is expected to be approximately 12,000 barrels of oil equivalent per day, with stable production expected by early first quarter of 2015. The Cardona and Cardona South successes extend the productive zone of the Mississippi Canyon 29 TB-9 well to the adjacent fault blocks to the north and south. In the southern fault block Stone expects to drill two additional development wells, Cardona 6 and Cardona 7, the first two wells scheduled to be drilled with the ENSCO 8503 deep water drilling rig. Stone holds a 65% working interest in the project and is the operator.

Mississippi Canyon 26—Amethyst (Deep Water). Long lead items have been ordered for a single well tie-back to the Stone owned and operated Pompano platform, located less than five miles from the discovery. Production is expected to begin in 2016. The Amethyst discovery (100% working interest) encountered approximately 90 feet of net hydrocarbon pay in early 2014.

Development Drill Programs—Amberjack and Pompano (Deep Water). Stone expects to secure platform drilling rigs for its Amberjack (Mississippi Canyon 109) and Pompano (Viosca Knoll 989) drill programs in 2015 and 2016. Each program may consist of 4 to 6 development wells.

Mississippi Canyon 479 - Madison (Deep Water). The Madison exploration well targets the Miocene interval and spud in late October of 2014. Stone currently controls a 40% working interest in the prospect, which is operated by Noble Energy. The well is expected to reach target depth of 16,775 feet in early 2015.

Mississippi Canyon 34 and 35 - Vernaccia (Deep Water). The Vernaccia exploration well targets the Miocene interval and is projected to spud in the first quarter of 2015. Stone currently controls an approximate 32% working interest in the prospect, which is operated by Eni. The well is estimated to take three months to drill.

Mississippi Canyon 118 - Harrier (Deep Water). The Harrier exploration well targets the Miocene interval and is projected to spud in the first half of 2015. Stone currently controls a 37% working interest in the prospect, which is operated by ConocoPhillips. The well is estimated to take four months to drill.

Walker Ridge 89 - Goodfellow (Deep Water). The Goodfellow exploration well targets the Lower Tertiary and is projected to spud in late 2015. Stone currently holds an approximate 13% working interest in the prospect, which is operated by Eni. The well is estimated to take five months to drill.

Utica Shale Test (Appalachian Basin). During the second and third quarters of 2014, Stone drilled a horizontal test well through the Utica shale formation with a true vertical depth of 11,350 feet, including a horizontal lateral which extends through the Point Pleasant shale formation to a length of 3,600 feet. Completion operations and production will commence in the fourth quarter of 2014.

Marcellus Shale Drilling Program Update (Appalachian Basin). Stone drilled nine horizontal Marcellus shale wells and performed completion operations on 14 wells during the third quarter of 2014. Due to increased drilling efficiencies, Stone has made an upward revision to the previously forecasted range of over 32 wells to a current forecast of over 35 wells drilled in 2014.

Marcellus Shale Production Update (Appalachian Basin). During the third quarter of 2014, Stone averaged approximately 106 MMcfe per day (73 MMcf per day of gas and 5,500 barrels per day of liquids) from Stone’s Marcellus shale position, which includes initial production from the 10-well Howell pad in the Mary field. In addition, Stone plans to bring online the 8-well Stone pad, and the 5-well Pribble pad (includes Utica test well) during the fourth quarter of 2014, and the 8-well ZMBG pad in January 2015.

South Erath Deep (Deep Gas). The South Erath Deep exploration well spud in August of 2014. Stone holds a 17% working interest in the project which is operated by Hilcorp. The well is drilling ahead at 16,250 feet and is expected to reach the target depth of 20,000 feet in December of 2014.

La Montana (Deep Gas). A rig has been identified for the La Montana exploration well, which is expected to spud in late 2014 or the first half of 2015. Stone holds a 45% working interest in the project and is the operator. The well is estimated to take four months to drill.

Cayenne (Deep Gas). The Cayenne exploration well, slated to use the same rig as the La Montana exploration well, is expected to spud in the second or third quarter of 2015. Stone holds a 50% working interest in the project and is the operator. The well is estimated to take four months to drill.

2014 Guidance

Guidance for the fourth quarter and full year 2014 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance for Production and Lease operating expenses has been adjusted to account for the sale of the non-core conventional shelf properties, which closed on July 31, 2014. Based on the results of our drilling programs throughout 2014, we have additional capital requirements, which required an increase in our capital expenditure budget for 2014. In September 2014, the Board of Directors increased the capital expenditure budget by $70 million to $895 million, which is reflected below. The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Fourth Quarter	Full Year
Production—MBoe per day	40 - 44	42 - 43
(MMcfe per day)	(240 - 264)	(252 - 258)
Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$175 - $185
Transportation, processing and gathering (in millions)	—	$62 - $68
Salaries, General & Administrative expenses (in millions)	—	$65 - $69
(excluding incentive compensation)
Depreciation, Depletion & Amortization (per Boe)	—	$21.00 - $22.50
(per Mcfe)		$3.50 - $3.75
Corporate Tax Rate (%)	—	36% - 38%
Capital Expenditure Budget (in millions)	—	$895
(excluding acquisitions)

Hedge Position

The following table illustrates our derivative positions for 2014, 2015 and 2016 as of November 3, 2014:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas			Oil
	Daily Volume (MMBtus/d)		Swap Price	Daily Volume (Bbls/d)		Swap Price
2014	10,000		$4.000	1,000		$90.06
2014	10,000		4.040	1,000	**	90.25
2014	10,000		4.105	1,000		92.25
2014	10,000		4.190	1,000		93.55
2014	10,000	*	4.250	1,000		94.00
2014	10,000		4.250	1,000		98.00
2014	10,000		4.350	1,000		98.30
2014				2,000	***	98.85
2014				1,000		99.65
2014				1,000	†	103.30

2015	10,000		4.005	1,000		89.00
2015	10,000		4.120	1,000		90.00
2015	10,000		4.150	1,000		90.25
2015	10,000		4.165	1,000		90.40
2015	10,000		4.220	1,000		91.05
2015	10,000		4.255	1,000		93.28
2015				1,000		93.37
2015				1,000		94.85
2015				1,000		95.00

2016	10,000		4.110	1,000		90.00
2016	10,000		4.120

*	February—December
**	October—December
***	January—June
†	Brent oil contract

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central Time on November 4, 2014 to discuss the operational and financial results for the third quarter of 2014. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Non-GAAP Financial Measures

In this press release, we refer to non-GAAP financial measures we call “discretionary cash flow” and “adjusted net income.” Management believes that these non-GAAP financial measures of discretionary cash flow and adjusted net income are useful to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Management believes that discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income or loss, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of discretionary cash flow to cash flow provided by operating activities and a reconciliation of adjusted net income to net loss.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
FINANCIAL RESULTS
Net income (loss)	($29,415)	$36,102	$972	$115,882
Net income (loss) per share	($0.54)	$0.72	$0.02	$2.32
PRODUCTION QUANTITIES
Oil (MBbls)	1,329	1,809	4,228	5,243
Gas (MMcf)	10,891	13,866	35,895	35,969
Natural gas liquids (MBbls)	495	425	1,472	1,048
Oil, gas and NGLs (MBoe)	3,639	4,545	11,683	12,286
Oil, gas and NGLs (MMcfe)	21,835	27,270	70,095	73,715
AVERAGE DAILY PRODUCTION
Oil (MBbls)	14.4	19.7	15.5	19.2
Gas (MMcf)	118.4	150.7	131.5	131.8
Natural gas liquids (MBbls)	5.4	4.6	5.4	3.8
Oil, gas and NGLs (MBoe)	39.6	49.4	42.8	45.0
Oil, gas and NGLs (MMcfe)	237.3	296.4	256.8	270.0
REVENUE DATA
Oil revenue	$123,795	$186,608	$404,477	$558,031
Gas revenue	30,154	52,728	133,183	137,382
Natural gas liquids revenue	21,014	16,476	64,920	36,854

Total oil, gas and NGL revenue	$174,963	$255,812	$602,580	$732,267
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$94.17	$107.30	$98.03	$105.98
Gas (per Mcf)	2.77	3.41	3.92	3.50
Natural gas liquids (per Bbl)	42.45	38.77	44.10	35.17
Oil, gas and NGLs (per Boe)	48.45	56.75	53.09	58.48
Oil, gas and NGLs (per Mcfe)	8.07	9.46	8.85	9.75
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$93.15	$103.16	$95.67	$106.43
Gas (per Mcf)	2.77	3.80	3.71	3.82
Natural gas liquids (per Bbl)	42.45	38.77	44.10	35.17
Oil, gas and NGLs (per Boe)	48.08	56.28	51.58	59.60
Oil, gas and NGLs (per Mcfe)	8.01	9.38	8.60	9.93
COST DATA
Lease operating expenses	$43,561	$53,986	$139,918	$157,547
Salaries, general and administrative expenses	16,286	14,201	49,252	43,351
DD&A expense on oil and gas properties	79,213	91,932	252,922	252,759
AVERAGE COSTS
Lease operating expenses (per Boe)	$11.97	$11.88	$11.98	$12.82
Lease operating expenses (per Mcfe)	2.00	1.98	2.00	2.14
Salaries, general and administrative expenses (per Boe)	4.48	3.12	4.22	3.53
Salaries, general and administrative expenses (per Mcfe)	0.75	0.52	0.70	0.59
DD&A expense on oil and gas properties (per Boe)	21.77	20.23	21.65	20.57
DD&A expense on oil and gas properties (per Mcfe)	3.63	3.37	3.61	3.43
AVERAGE SHARES OUTSTANDING – Diluted	54,866	48,776	52,139	48,720

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating revenue:
Oil production	$123,795	$186,608	$404,477	$558,031
Gas production	30,154	52,728	133,183	137,382
Natural gas liquids production	21,014	16,476	64,920	36,854
Other operational income	2,468	873	5,515	2,659
Derivative income, net	5,782	—	2,667	—

Total operating revenue	183,213	256,685	610,762	734,926

Operating expenses:
Lease operating expenses	43,561	53,986	139,918	157,547
Transportation, processing and gathering	16,721	13,081	45,445	27,374
Other operational expense	298	237	510	382
Production taxes	3,651	5,224	9,970	11,404
Depreciation, depletion and amortization	80,291	92,853	255,772	255,497
Write-down of Oil & Gas Properties	47,130	—	47,130	—
Accretion expense	6,539	8,431	21,827	25,012
Salaries, general and administrative expenses	16,286	14,201	49,252	43,351
Incentive compensation expense	3,092	4,566	10,129	8,047
Derivative expense, net	—	1,684	—	1,537

Total operating expenses	217,569	194,263	579,953	530,151

Income (loss) from operations	(34,356)	62,422	30,809	204,775

Other (income) expenses:
Interest expense	10,323	7,922	28,593	26,452
Interest income	(169)	(1,311)	(505)	(1,543)
Other income, net	(695)	(782)	(2,124)	(2,190)
Other expense	95	—	274	—

Total other expenses	9,554	5,829	26,238	22,719

Income (loss) before taxes	(43,910)	56,593	4,571	182,056

Provision (benefit) for income taxes:
Current	—	(88)	—	(10,827)
Deferred	(14,495)	20,579	3,599	77,001

Total income taxes	(14,495)	20,491	3,599	66,174

Net income (loss)	($29,415)	$36,102	$972	$115,882

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

DISCRETIONARY CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss) as reported	($29,415)	$36,102	$972	$115,882
Reconciling items:
Depreciation, depletion and amortization	80,291	92,853	255,772	255,497
Write-down of Oil & Gas Properties	47,130	—	47,130	—
Deferred income tax (benefit) provision	(14,495)	20,579	3,599	77,001
Accretion expense	6,539	8,431	21,827	25,012
Stock compensation expense	3,051	2,717	8,409	7,583
Non-cash interest expense	4,164	4,203	12,393	12,384
Other	(5,083)	1,263	(2,386)	1,470

Discretionary cash flow	92,182	166,148	347,716	494,829
Changes in income taxes payable	—	15,695	(6)	(704)
Settlement of asset retirement obligations	(22,302)	(23,843)	(47,217)	(61,178)
Other working capital changes	5,560	5,537	31,907	6,563

Net cash provided by operating activities	$75,440	$163,537	$332,400	$439,510

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADUSTED NET INCOME TO NET LOSS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2014	September 30, 2014
Net income (loss) as reported	($29,415)	$972
Reconciling items:
Write-down of Oil & Gas Properties	47,130	47,130
Tax effect	16,967	16,967

Total reconciling items net of tax	30,163	30,163

Adjusted net income	$748	$31,135

Net income (loss) per share as reported	($0.54)	$0.02
Per share effect of reconciling items	$0.55	$0.58
Net income per share effect of reconciling items	$0.01	$0.60

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$180,307	$331,224
Restricted cash	177,647	—
Accounts receivable	173,775	171,971
Fair value of derivative contracts	16,635	4,549
Current income tax receivable	7,373	7,366
Deferred taxes	24,036	31,710
Inventory	3,709	3,723
Other current assets	1,884	1,874

Total current assets	585,366	552,417
Oil and gas properties, full cost method of accounting:
Proved	8,692,017	7,804,117
Less: accumulated depreciation, depletion and amortization	(6,568,551)	(5,908,760)

Net proved oil and gas properties	2,123,466	1,895,357
Unevaluated	570,658	724,339
Other property and equipment, net	32,118	26,178
Fair value of derivative contracts	6,481	1,378
Other assets, net	40,860	48,887

Total assets	$3,358,949	$3,248,556

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	121,485	195,677
Undistributed oil and gas proceeds	58,503	37,029
Accrued interest	22,240	9,022
Fair value of derivative contracts	156	7,753
Asset retirement obligations	73,451	67,161
Other current liabilities	57,630	54,520

Total current liabilities	333,465	371,162
7 1⁄2% Senior Notes due 2022	775,000	775,000
1 3⁄4% Senior Convertible Notes due 2017	262,440	252,084
Deferred taxes	394,846	390,693
Asset retirement obligations	336,197	435,352
Fair value of derivative contracts	24	470
Other long-term liabilities	41,350	53,509

Total liabilities	2,143,322	2,278,270

Common stock	549	488
Treasury stock	(860)	(860)
Additional paid-in capital	1,628,942	1,397,885
Accumulated deficit	(424,193)	(425,165)
Accumulated other comprehensive income (loss)	11,189	(2,062)

Total stockholders’ equity	1,215,627	970,286

Total liabilities and stockholders’ equity	$3,358,949	$3,248,556